Exhibit 10.3
STOCK OWNERSHIP GUIDELINES
FASTLY, INC.
Purpose
The Board of Directors (“Board”) of Fastly, Inc. (“Fastly”) believes that it is in the best interest of Fastly and its stockholders to align the financial interests of its Chief Executive Officer (the “CEO”), other executive officers and non-employee directors with those of its stockholders.
Ownership Guidelines
Accordingly, the Board has established these Stock Ownership Guidelines. Prior to the fifth anniversary of Fastly’s initial public offering, or prior to the fifth anniversary of the date on which an executive officer or non-employee director is first subject to these guidelines, whichever is later:
●the CEO will be expected to hold common stock of Fastly having a value equal to six times the CEO’s annual base salary;

●the other executive officers will be expected to hold common stock of Fastly having a value equal to three times their respective annual base salary; and

●the non-employee directors will be expected to hold common stock of Fastly having a value equal to four times their annual cash retainer for Board and Board committee service.
Definition of Ownership
Stock ownership for the purpose of these guidelines will include the following:
●shares of common stock owned directly, including restricted shares and shares deliverable upon settlement of restricted or unrestricted stock units, including restricted or unrestricted stock units that have not yet vested and are subject only to time-based vesting, excluding restricted shares or restricted stock units that remain subject to achievement of performance goals, such as performance share units; and

●shares of common stock owned indirectly, if the individual has an economic interest in the shares. For this purpose, indirect ownership includes shares that would be beneficially owned as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and reported for purposes of the stock ownership table in Fastly’s proxy statement (excluding shares subject to a right to acquire) and shares beneficially owned and reportable on Table 1 of Forms 3, 4 or 5 under the Exchange Act.

Stock ownership will not include shares underlying stock options or otherwise subject to a right to acquire, except to the extent expressly provided above.
Stock Ownership Calculation
The value of Fastly common stock beneficially owned by the executive officer or non-employee director will be measured by reference to the closing price of the Class A common stock as quoted on the New York Stock Exchange. Share prices of all companies are subject to market volatility. In the event there is a significant decline in the stock price of Fastly’s common stock that causes the individual’s holdings to fall below the applicable threshold, the individual will not be required to purchase additional shares to meet the threshold.
Administration
The Compensation Committee of the Board shall be responsible for monitoring compliance with these guidelines.